Exhibit 99.1

Banc of California Announces Addition of RenovationReady® Business

Irvine, Calif. (March 4, 2014) Banc of California, Inc. (NASDAQ: BANC) announced today that CS Financial, Inc., a subsidiary of Banc of California, National Association, recently completed the acquisition of certain assets, including service contracts and intellectual property, of RenovationReady®, an established provider of specialized loan services to financial institutions and mortgage bankers that originate agency eligible residential renovation and construction loan products.

Jim Fraser, the newly-appointed Senior Vice President and Director of Construction and Renovation Lending at Banc of California, stated: “Joining forces with Banc of California expands our business model and simultaneously opens synergies, both by product and by channel, with Banc of California’s residential lending operations. There’s a growing opportunity in the US home improvement and new home construction markets and we’ll be well positioned to grow profitable market share by working with Bank of California’s leadership team and mortgage professionals.”

Jeffrey Seabold, Chief Lending Officer at Banc of California, added: “RenovationReady® has been the leading, independent construction administration fulfillment provider for agency-backed renovation loans, such as FHA’s 203k program. The unique value proposition offered through RenovationReady® has attracted over 30 premier banks, credit unions, mortgage bankers and warehouse lenders across the US as its clients. They have seen rapid growth in key performance metrics and currently manage over ~$100 million in FHA & FNMA renovation transactions, with more than 80% of this volume coming from purchase transactions.”

Steven Sugarman, Chief Executive Officer of Banc of California, stated, “We are pleased to welcome Jim and the other RenovationReady® professionals to our team. RenovationReady® has quickly emerged as a leader in fulfillment processing and management of agency renovation and construction loans. This relationship is strategically important for us, and promises to be financially important for our shareholders.”

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, National Association has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.5 billion in consolidated assets and more than 70 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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